Exhibit 99.1

Investor Relations Contact:	Media Contact:
Amanda Hurley	Jessica Paar
(617) 368-5075	(617) 368-5060

BOSTON BEER REPORTS

THIRD QUARTER 2014 RESULTS

BOSTON, MA (10/30/14) — The Boston Beer Company, Inc. (NYSE: SAM) reported third quarter 2014 net revenue of $269.7 million, an increase of $53.3 million or 25% over the same period last year, mainly due to core shipment growth of 23%. Net income for the third quarter was $37.9 million, or $2.79 per diluted share, an increase of $12.2 million or $0.90 per diluted share from the third quarter of 2013. This increase was primarily due to shipment increases and lower than expected operating costs per barrel during the third quarter due to lower employee benefit costs and the timing of certain advertising promotional and selling expenses.

Earnings per diluted share for the 39-week period ended September 27, 2014 were $5.29, an increase of $1.44 from the comparable 39-week period in 2013. Net revenue for the 39-week period ended September 27, 2014 was $685.2 million, an increase of $151.5 million, or 28%, from the comparable 39-week period in 2013.

Highlights of this release include:

•	Depletions grew 21% and 25% from the comparable 13 and 39 week periods in the prior year.

•	Third quarter gross margin is 53% and year-to-date gross margin is 52%; the Company maintains its full-year gross margin target of between 51% and 53%.

•	Advertising, promotional and selling expense increased by $8.9 million or 16% in the quarter, primarily due to increased investments behind the Company’s brands.

•	Full-year 2014 estimated depletion growth remain unchanged at between 20% and 24%.

•	Full-year 2014 estimated earnings per diluted share remain unchanged at $6.00 to $6.40. The third quarter benefit of lower operating costs per barrel is expected to be offset by slightly lower than previously planned volumes in the fourth quarter.

•	Full-year 2014 capital spending is now estimated to be between $150 million and $160 million, a decrease of the range from the previously communicated estimate of $160 million to $185 million.

•	Full-year 2015 capital spending is now estimated to be between $80 million and $100 million.

Jim Koch, Chairman and Founder of the Company, commented, “Our depletions growth this quarter was strong and a result of a number of factors, including effective sales execution, support from our distributors and retailers, not to mention the quality of our beers, innovation and strong brands. During the quarter, we had a smooth transition from Samuel Adams Summer Ale to our fall seasonal, Samuel Adams OctoberFest. Our fall seasonal program also included the limited release of seasonal favorites including Samuel Adams Harvest Pumpkin and a small batch double pumpkin ale, Samuel Adams Fat Jack. In addition, for the first time, we released a small batch of Kosmic Mother Funk Grand Cru, which is currently on a twelve-city tour after fermenting in the Barrel Room of our Boston Brewery for about two years. It’s an exciting time for us, and we remain confident about the long-term outlook for the craft category and our Samuel Adams brand.”

Martin Roper, the Company’s President and CEO stated, “In the third quarter, our depletions growth remained strong and benefited from the growth of our Samuel Adams, Twisted Tea, and Angry Orchard brands. We believe that the strength of our main brands reflects strong sales execution and our increased investments in media, local marketing and point of sale, and the efforts of our increased sales force. We do not expect that the depletions growth rates we have experienced so far this year will be maintained for the remainder of the year, as we face tougher comparables and the benefit in the first half from new product launches will not be replicated during the fourth quarter of 2014. Accordingly, we have not increased our estimated full year 2014 depletion growth rate.”

Mr. Roper went on to say, “Our supply chain performance improved during the quarter but we still have plenty of room for further improvement. We have completed a number of significant capital and efficiency projects that have further increased our capacity and capabilities. Our focus now is on taking full advantage of these increased capabilities through improved operator training and on making supply chain improvements intended to increase the freshness of our beers and enhance our customer service. We expect our capital expansion pace to slow in 2015, as we absorb and optimize our 2013 and 2014 investments. Our sales focus in 2015 will be on second year growth of some of our successful 2014 launches, rather than continue our recent high pace of new brand launches. It is too early to accurately predict 2015 growth rates. We expect to maintain a high level of brand investment as we pursue sustainable growth and innovation, and we continue to be prepared to forsake the earnings that may be lost as a result of these investments in the short term, as we pursue long term profitable growth.”

3rd Quarter 2014 Summary of Results

Depletions grew 21% from the comparable 13-week period in the prior year, primarily due to increases in the Angry Orchard®, Samuel Adams®, and Twisted Tea® brands.

Core shipment volume was approximately 1.2 million barrels, a 23% increase over the third quarter of 2013.

The Company believes distributor inventory levels at September 27, 2014 were at appropriate levels. Inventory at distributors participating in the Freshest Beer Program at September 27, 2014 increased slightly in terms of days of inventory on hand when compared to September 28, 2013. The Company has over 65% of its volume on the Freshest Beer Program and it believes participation in the Program could reach 70% of its volume by the end of 2014.

Gross margin at 53% was equal to the third quarter of 2013, primarily due to unfavorable product mix effects and increases in packaging and ingredient costs that were offset by price increases.

Advertising, promotional and selling expenses were $8.9 million higher than costs incurred in the third quarter of 2013. The increase was primarily a result of increased investments in media advertising, increased costs for additional sales personnel, point of sale, and increased freight to distributors due to higher volumes.

General and administrative expenses were equal to the third quarter of 2013, primarily due to increases in salary costs that were offset by lower benefit and consulting costs.

Impairment of long lived assets was $300,000 higher than the third quarter of 2013 due to the write-down in 2014 of Pennsylvania Brewery assets of $1.6 million compared to a write-down in 2013 of land owned by the Company in Freetown, Massachusetts of $1.3 million.

Year to Date 2014 Summary of Results

Depletions grew by 25% from the comparable 39-week period in 2013, primarily due to increases in the Angry Orchard, Samuel Adams, and Twisted Tea brands.

Core shipment volume was approximately 3.1 million barrels, a 26% increase from the comparable 39-week period in 2013.

Advertising, promotional and selling expenses were $42.5 million higher than costs incurred in the comparable 39-week period in 2013. The increase was primarily a result of increased investments in media advertising, increased costs for additional sales personnel and commissions, point of sale and local marketing, and increased freight to distributors due to higher volumes.

General and administrative expenses increased by $3.0 million from the comparable 39-week period in 2013, primarily due to increases in salary costs.

The Company expects that its cash balance of $57.2 million as of September 27, 2014, along with future operating cash flow and the Company’s unused line of credit of $150.0 million, will be sufficient to fund future cash requirements.

During the third quarter and the period from September 28, 2014 through October 24, 2014, the Company did not repurchase any shares of its Class A Common Stock. On October 9, 2014, the Board of Directors approved an increase of $25 million to the previously approved $325.0 million share buyback expenditure limit, for a new limit of $350.0 million. As of October 24, 2014 the Company had approximately $50.5 million remaining on the $350.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the 42 weeks ended October 18, 2014 are estimated by the Company to be up approximately 24% from the comparable period in 2013.

2014 Outlook

The Company has left unchanged its projected 2014 earnings per diluted share of between $6.00 and $6.40. The Company’s actual 2014 earnings per share could vary significantly from the current projection. Underlying the Company’s current projection are the following estimates and targets:

•	Depletions and shipments growth of between 20% and 24%.

•	National price increases of approximately 2%.

•	Gross margins of between 51% and 53%.

•	Increased investment in advertising, promotional and selling expenses of between $37 million and $45 million. This does not include any increases in freight costs for the shipment of products to the Company’s distributors.

•	Increased expenditures of between $3 million and $5 million for continued brand investments in existing Alchemy & Science brands, which are included in our full-year estimated increases in advertising, promotional and selling expenses

•	Effective tax rate of approximately 37.5% based upon current tax laws and underlying regulations.

•	Capital spending of between $150 million and $160 million. These investments relate to continued investments in our breweries and additional keg purchases in support of growth and increased complexity. These estimates include capital investments for existing Alchemy & Science projects of between $7 million and $9 million.

2015 Outlook

The Company is completing its 2015 planning process and will provide further detailed guidance when the Company presents its full-year 2014 results. The Company is currently using the following preliminary assumptions and targets for 2015:

•	Depletions and shipments percentage growth of between 10% and 15%.

•	National price increases of between 1% and 2%.

•	Full-year 2015 gross margins of between 51% and 53%.

•	Increased investment in advertising, promotional and selling expenses of between $25 million and $35 million for the full year 2015. This does not include any increases in freight costs for the shipment of products to the Company’s distributors.

•	Increased expenditures of between $6 million to $12 million for continued investment in Alchemy & Science brands, which are included in our full-year estimated increases in advertising, promotional and selling expenses. These estimates could change significantly and 2015 volume from these brands is unlikely to cover these and other expenditures related to these projects that could be incurred.

•	Full-year effective tax rate of approximately 38% based upon current tax laws and underlying regulations.

•	Estimated full-year 2015 capital spending of between $80 million and $100 million, which could be significantly higher, dependent on capital required to meet future growth. These estimates include capital investments for existing Alchemy & Science projects of between $5 million and $7 million.

About the Company

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. Inspired and unafraid to challenge conventional thinking about beer, Jim brought the recipe to life in his kitchen. Pleased with the results of his work, Jim decided to sample his beer with bars in Boston in the hopes that drinkers would appreciate the complex, full-flavored beer he brewed fresh in America. That beer was aptly named Samuel Adams Boston Lager®, in recognition of one of our nation’s great founding fathers, a man of independent mind and spirit. Little did Jim know at the time, Samuel Adams Boston Lager would soon become a catalyst of the American craft beer revolution.

Today, The Boston Beer Company brews more than 60 styles of beer. It relentlessly pursues the development of new styles and the perfection of classic beers by searching the world for the finest ingredients. Using the traditional four vessel brewing process, the Company often takes extra steps like dry-hopping, barrel-aging and a secondary fermentation known as krausening. The Company has also pioneered another revolution, the ‘extreme beer’ movement, where it seeks to challenge drinker’s perceptions of what beer can be. The Boston Beer Company has been committed to elevating the image of American craft beer by entering festivals and competitions around the globe, and is one of world’s most awarded breweries at international beer competitions. As an independent company, brewing quality beer remains its single focus. Although Samuel Adams® beer is America’s largest-selling craft beer, it accounts for only one percent of the U.S. beer market. The Boston Beer Company will continue its independently-minded quest to brew great beer and to advocate for the growth of craft beer across America. In addition to Samuel Adams beers and the other craft brands brewed by Alchemy & Science, its craft brew incubator, the Company’s brands include Twisted Tea® and Angry Orchard® hard cider. For more information, please visit www.samueladams.com, www.twistedtea.com, www.angryorchard.com.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 28, 2013 and December 29, 2012. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Thursday, October 30, 2014

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013
Barrels sold	1,229	995	3,120	2,473
Revenue	$288,777	$231,788	$733,511	$573,139
Less excise taxes	19,043	15,374	48,321	39,461

Net revenue	269,734	216,414	685,190	533,678
Cost of goods sold	126,738	101,035	328,579	253,384

Gross profit	142,996	115,379	356,611	280,294
Operating expenses:
Advertising, promotional and selling expenses	65,024	56,096	192,202	149,723
General and administrative expenses	15,748	15,744	48,300	45,298
Impairment of long-lived assets	1,577	1,300	1,577	1,300

Total operating expenses	82,349	73,140	242,079	196,321

Operating income	60,647	42,239	114,532	83,973
Other income (expense), net:
Interest income	31	30	23	22
Other expense, net	(371)	(57)	(307)	(399)

Total other expense, net	(340)	(27)	(284)	(377)

Income before income tax provision	60,307	42,212	114,248	83,596
Provision for income taxes	22,381	16,526	42,579	31,283

Net income	$37,926	$25,686	$71,669	$52,313

Net income per common share - basic	$2.91	$2.00	$5.50	$4.07

Net income per common share - diluted	$2.79	$1.89	$5.29	$3.85

Weighted-average number of common shares - Class A basic	9,248	8,730	9,148	8,734

Weighted-average number of common shares - Class B basic	3,727	4,007	3,801	4,039

Weighted-average number of common shares - diluted	13,495	13,498	13,472	13,488

Other comprehensive income, net of tax:
Comprehensive income	$37,926	$25,686	$71,669	$52,313

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	September 27,	December 28,
	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$57,178	$49,524
Accounts receivable, net of allowance for doubtful accounts of $320 and $160 as of September 27, 2014 and December 28, 2013, respectively	49,671	42,001
Inventories	59,610	56,397
Prepaid expenses and other assets	15,682	10,644
Deferred income taxes	5,529	5,712

Total current assets	187,670	164,278
Property, plant and equipment, net	371,795	266,558
Other assets	9,149	9,556
Goodwill	3,683	3,683

Total assets	$572,297	$444,075

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$39,843	$34,424
Current portion of debt	55	53
Accrued expenses and other current liabilities	82,492	69,900

Total current liabilities	122,390	104,377
Deferred income taxes	32,368	32,394
Debt, less current portion	528	584
Other liabilities	4,627	4,635

Total liabilities	159,913	141,990
Commitments and Contingencies
Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,252,712 and 8,785,343 issued and outstanding as of September 27, 2014 and December 28, 2013, respectively	93	88
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 3,727,355 and 3,962,355 issued and outstanding as of September 27, 2014 and December 28, 2013, respectively	37	40
Additional paid-in capital	211,653	173,025
Accumulated other comprehensive loss, net of tax	(417)	(417)
Retained earnings	201,018	129,349

Total stockholders’ equity	412,384	302,085

Total liabilities and stockholders’ equity	$572,297	$444,075

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Thirty-nine weeks ended
	September 27,	September 28,
	2014	2013
Cash flows provided by operating activities:
Net income	$71,669	$52,313
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,990	18,485
Impairment of long-lived assets	1,577	1,300
Loss on disposal of property, plant and equipment	91	329
Bad debt expense (recovery)	160	(41)
Stock-based compensation expense	5,324	5,763
Excess tax benefit from stock-based compensation arrangements	(9,158)	(4,990)
Deferred income taxes	157	(113)
Changes in operating assets and liabilities:
Accounts receivable	(7,830)	(21,054)
Inventories	(3,213)	(15,152)
Prepaid expenses and other assets	(4,862)	(5,715)
Accounts payable	2,029	7,070
Accrued expenses and other current liabilities	21,650	28,815
Other liabilities	(20)	(131)

Net cash provided by operating activities	102,564	66,879

Cash flows used in investing activities:
Purchases of property, plant and equipment	(128,292)	(73,101)
Cash paid for acquisition of brewery assets and other intangible assets	(100)	(2,753)
Decrease in restricted cash	55	62

Net cash used in investing activities	(128,337)	(75,792)

Cash flows provided by (used in) financing activities:
Repurchase of Class A Common Stock	—	(29,586)
Proceeds from exercise of stock options	23,441	2,269
Cash paid on note payable and capital lease	(53)	(244)
Excess tax benefit from stock-based compensation arrangements	9,158	4,990
Net proceeds from sale of investment shares	881	747

Net cash provided by (used in) financing activities	33,427	(21,824)

Change in cash and cash equivalents	7,654	(30,737)
Cash and cash equivalents at beginning of year	49,524	74,463

Cash and cash equivalents at end of period	$57,178	$43,726

Supplemental disclosure of cash flow information:
Income taxes paid	$23,191	$17,180

Acquisition of property and equipment under capital lease	$—	$252

Increase in accounts payable for purchase of property, plant and equipment	$3,390	$—

Allocation of purchase consideration to brewery acquisition to the following assets:
Property, plant and equipment	$—	$110
Tradename	$—	$1,648
Goodwill	$—	$1,145

Copies of The Boston Beer Company’s press releases, including quarterly financial results,

are available on the Internet at www.bostonbeer.com